Exhibit 99.1

H-CYTE Names Michael Yurkowsky Chief Executive Officer

TAMPA, FL, Dec, 6, 2021 (GLOBE NEWSWIRE) — H-CYTE, Inc. (OTCQB: HCYT), a medical biosciences company focused on the field of regenerative medicine, today anounced that it has named Micheal Yurkowsky as its Chief Executive Officer effective immediately.

Michael Yurkowsky brings more than 25 years of experience in financial services to H-CYTE. He currently has served on the Company’s board of directors since 2019.

He also serves as President and Chairman of Deverra Therapeutics, a clinical stage biotech developing allogeneic cell therapies.Through his family office, YP Holdings, Mr. Yurkowsky has invested in over 50 public and private companies in the Life Sciences sector.Throughout his career, Mr. Yurkowsky has served on multiple public and private boards and has been involved in several M&A transactions.

Michael Yurkowsky stated, “I’m looking forward to assuming the CEO role at H-CYTE. I believe that my long time participation on the board and my financial industry experience makes me ideally suited to lead the company going forward. I intend to focus on increasing sharehiolder value by reducing our cash burn and also broadening our product portfolio. Part of this strategy will involve an aggressive M&A strategy, where we intend to acquire targeted assets whose value can be unlocked inside of our public platform.”

“I look forward to working with Michael in his new role, and would also like to thank Tanya Rhodes who played an important role for the Company as Interim CEO”, stated Ray Monteleone, Chairman of H-CYTE.

About H-CYTE, Inc.

H-CYTE is a medical biosciences company focused in the field of regenerative medicine. H-CYTE’s mission is to become a leader in next-generation, cellular therapeutics for the treatment of chronic health conditions, with the ultimate goal of improving patient lives. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While H-CYTE believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in H-CYTE’s filings with the SEC, including but not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. H-CYTE expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

H-CYTE Investor Relations

Jason Assad

Jassad@HCYTE.com

678-570-6791